UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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SAGA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)
N/A

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SAGA COMMUNICATIONS, INC.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 9, 2022
To the Shareholders of
Saga Communications, Inc.
The 2022 Annual Meeting of the Shareholders of Saga Communications, Inc. (the “Company”) will be held at the Company’s corporate offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, on Monday, May 9, 2022, at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). The meeting is being held for the purpose of considering and voting on the following matters:
1.
Election of two classes of directors for the ensuing year and until their successors are elected and qualified.

2.
Ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

3.
Such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
We are continuing to monitor developments regarding the coronavirus, or COVID-19, and preparing in the event any changes for our Annual Meeting are necessary or appropriate. If we decide to make any change, such as to the date or location, or to hold the meeting solely by remote communication, we will announce the change in advance and post details, including instructions on how shareholders can participate, on our website at www.sagacom.com, and file them with the SEC. We also recommend that you visit our website to confirm the status of the Annual Meeting before planning to attend in person.
All shareholders of record at the close of business on Monday, March 21, 2022 will be entitled to notice of and to vote at this Annual Meeting.
Your vote is important. You are invited to attend the Annual Meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. You may also vote by phone (1-800-690-6903) or over the internet (www.proxyvote.com). The proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the Annual Meeting.
By Order of the Board of Directors,
MARCIA LOBAITO
Secretary
Dated: April 14, 2022
Please complete, sign and date the enclosed proxy and mail it as promptly as possible. You may also vote by phone (1-800-690-6903) or over the internet (www.proxyvote.com). If you attend the Annual Meeting and vote in person, the proxy will not be used.
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders to Be Held on May 9, 2022.
This proxy statement and our 2021 Annual Report are available at: www.proxyvote.com.
You may obtain directions to the Annual Meeting by sending a written request to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

SAGA COMMUNICATIONS, INC.

Proxy Statement
For the Annual Meeting of Shareholders
To Be Held on May 9, 2022

i

SAGA COMMUNICATIONS, INC.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
PROXY STATEMENT
Annual Meeting of Shareholders
May 9, 2022
INTRODUCTION
This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of the Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders to be held on Monday, May 9, 2022 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. All shareholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 21, 2022, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about April 14, 2022.
Shareholders attending the Annual Meeting may vote by ballot. However, since many shareholders may be unable to attend the Annual Meeting, the Board is soliciting proxies so that each shareholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Annual Meeting. Please be advised that, we are monitoring developments regarding the coronavirus, or COVID-19, and preparing in the event any changes for our Annual Meeting are necessary or appropriate. If we decide to make any change, such as to the date or location, or to hold the meeting solely by remote communication, we will announce the change in advance and post details, including instructions on how shareholders can participate, on our website at www.sagacom.com, and file them with the SEC. We also recommend that you visit our website to confirm the status of the Annual Meeting before planning to attend in person.
Registered shareholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Shareholders not voting by telephone or Internet may return the proxy card. Shareholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.
Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer (“CFO”) at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the shareholder. You should further note that any proxy which fails to specify a choice will be voted “FOR” the election of each nominee for director listed in Proposal 1 and “FOR” Proposal 2.
The holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until shareholders holding the requisite amount for a quorum are present or represented by proxy.
As of March 21, 2022, we had outstanding and entitled to vote 5,087,693 shares of Class A Common Stock and 965,149 shares of Class B Common Stock.
In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect two of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining six directors. For Proposal 2 and any other matters to be voted on at the Annual Meeting, the holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.
If you withhold your vote with respect to the election of the directors or abstain from voting on Proposal 2, your shares will be counted for purposes of determining a quorum. The two nominees to be elected by holders of Class A Common Stock and the six nominees to be elected by holders of Class A Common Stock and Class B Common Stock, voting together, who receive the greatest number of votes cast for their election will be elected directors. Votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. With respect to Proposal 2, shareholders may vote in favor of or against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock, voting together, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, is required for the adoption of Proposal 2. Abstentions on Proposal 2 will be treated as votes cast and therefore have the same effect as a vote against the proposal.
If your shares are held in “street name” (the name of a bank, broker, or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal 2 will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposal 1 will not be considered routine and, therefore, brokers will not have discretionary authority to vote on it. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purposes of determining a quorum, but will not be considered entitled to vote on the proposal in question.
In some instances we may deliver only one copy of this proxy statement and the 2021 Annual Report to multiple shareholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2021 Annual Report to a shareholder sharing an address with another shareholder. Requests by phone should be directed to our CFO at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, as of March 21, 2022, for (i) our Chief Executive Officer (“CEO”), our other two most highly compensated executive officers as of December 31, 2021, (ii) each of our directors and nominees, (iii) all of our current directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown held by them. The number of shares of Class A Common Stock and Class B Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock and Class B Common Stock underlying any options held by such person that are exercisable within sixty calendar days of March 21, 2022, but excludes shares of Class A Common Stock and Class B Common Stock underlying any options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock, respectively, outstanding as of March 21, 2022.
	Number of Shares		Percent of Class
Name	Class A	Class B	Class A	Class B
Michael J. Bergner	0	0	*	n/a
Clarke R. Brown, Jr.	6,623(1)	0	*	n/a
Samuel D. Bush	30,697(1)(2)	0	*	n/a
Edward K. Christian	3,194(2)	965,149(3)	*	100.0%
Timothy J. Clarke	4,603(1)	0	*	n/a
Roy F. Coppedge III	4,617(1)	0	*	n/a
Christopher S. Forgy	10,465(1)(2)	0	*	n/a
Warren S. Lada	22,103(1)	0	*	n/a
Marcia K. Lobaito(4)	16,471(1)(2)(5)	0	*	n/a
Gary G. Stevens	12,300(1)	0	*	n/a
All directors, nominees and executive officers as a group (10 persons)	111,073(6)	965,149(3)	2.2%	100.0%
TowerView LLC	1,161,144(7)	0	22.8%	n/a
T. Rowe Price Associates, Inc.	657,258(8)	0	12.9%	n/a
FMR LLC	583,987(9)	0	11.5%	n/a
Dimensional Fund Advisors LP	365,932(10)	0	7.2%	n/a
Gate City Capital Management, LLC	309,895 (11)	0	6.1%	n/a

*
Less than 1%

(1)
Includes the following grant of Class A Common Restricted Stock which vest in one-third increments on November 6, 2020, 2021, and 2022 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 545 shares; Mr. Bush, 4,487 shares; Mr. Clarke, 697 shares; Mr. Coppedge, 545 shares; Ms. Lobaito, 2,796 shares; Mr. Stevens, 1,098 shares; Mr. Lada, 545 shares, and Mr. Forgy, 2,740 shares. Also includes the following grants of Class A Common Restricted Stock made on December 10, 2021 (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2022, 2023, and 2024, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 739 shares; Mr. Bush, 6,348 shares; Mr. Clarke, 946 shares; Mr. Coppedge, 739 shares; Ms. Lobaito, 339 shares; Mr. Stevens, 1,489 shares; Mr. Lada, 739 shares; Mr. Forgy, 5,217 shares.
(2)
Includes shares owned indirectly through the Company’s 401(k) Plan as follows: Mr. Bush, 1,486 shares; Mr. Christian, 3,194 shares; Ms. Lobaito, 662 shares; and Mr. Forgy, 342 shares.

(3)
Includes the grant of 44,321 shares of Class B Common Restricted Stock which vest in one-third increments on November 6, 2020, 2021, and 2022, unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). In addition, includes the grant of 39,976 shares of Class B Common Restricted Stock on December 10, 2021, which vest in one-third increments on November 6, 2022, 2023, and 2024.

(4)
Ms. Lobaito retired from her position as Senior Vice President of the Company effective March 12, 2020, but continues to serve the Company as Secretary.

(5)
Includes 1,077 shares of Class A Common Stock with shared voting or dispositive power.

(6)
Includes an aggregate grant of 13,453 shares of Class A Common Restricted Stock which vest in one-third increments on November 6, 2020, 2021, and 2022, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), and an aggregate grant of 16,556 shares of Class A Common Restricted Stock which vest in one-third increments on November 6, 2022, 2023, and 2024, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). In addition, includes 5,684 shares owned indirectly through the Company’s 401(k) Plan. Also, includes 1,077 shares of Class A Common Stock with shared voting or dispositive power.

(7)
According to its Form 4 filed with the SEC on May 12, 2021, TowerView LLC, a Delaware limited liability company controlled by Daniel R. Tisch, has sole voting and dispositive power with respect to 1,161,144 shares. The principal address of TowerView LLC is 460 Park Avenue, New York, New York, 10022.

(8)
According to their most recent joint Schedule 13G/A filed with the SEC on February 14, 2022, T. Rowe Price Associates, Inc., an investment adviser, and T. Rowe Price Small-Cap Value Fund, Inc., an investment company, have sole voting power with respect to 189,858 shares, respectively, and have sole dispositive power with respect to 657,258 shares, respectively. Their principal address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(9)
According to its most recent joint Schedule 13G/A filed with the SEC on February 9, 2022, the 583,987 shares reported reflect securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, as a parent holding company, certain of its subsidiaries and affiliates, and other companies. Sole power to vote or direct the voting of 78,206 shares resides with the boards of trustees of various investment companies advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC. FMR LLC, certain of its subsidiaries and affiliates, and other companies have sole dispositive power with respect to 583,987 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, and as such, may be deemed to form a controlling group with respect to FMR LLC. The principal address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(10)
According to its most recent Schedule 13G/A filed with the SEC on February 8, 2022, Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser to four registered investment companies and an investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”), and in certain cases, its subsidiaries may act as an adviser or sub-adviser to certain of the Funds. Dimensional and its subsidiaries may be deemed to be the beneficial owner of shares owned by the Funds, however, all reported securities are owned by the Funds and Dimensional disclaims beneficial ownership of such shares. The principal address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(11)
According to its most recent Schedule 13G filed with the SEC on February 14, 2022, Gate City Capital Management, Inc. (“Gate City”), an advisor to certain private investment funds and managed accounts, has sole voting power and sole dispositive power with respect to 142,521 shares and 309,895 shares, respectively. Mr. Michael Melby serves as the managing member of Gate City. The principal address of Gate City Capital Management, Inc. is 425 S. Financial Place, Suite 910A, Chicago, IL 60605.

PROPOSAL 1 — ELECTION OF DIRECTORS
Classes of Directors and Nominees
Our Board of Directors has the authority, pursuant to Section 3.02 of our bylaws, to increase the size of the Board at any regular or special meeting of the Board. The Board has presently fixed the number of directors at eight. Our articles of incorporation further provide that the directors will be effectively divided into two classes — class I and class II — whereby 25% of the Board must be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share (“class I”), meanwhile the remaining 75% of the Board must be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes (“class II”). There are currently two directors in class I and six directors in class II.
The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until the 2023 Annual Meeting of Shareholders and the election and qualification of their successors. It is intended that the two persons named in the first part of the following list will be class I directors, elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the six persons named in the second part of the list will be class II directors, elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with the Florida Business Corporation Act, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.
Our Board of Directors recommends that you vote “FOR” each of the eight nominees named below.
Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the nominees. All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.
The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about their age, all positions they hold, and their principal occupation and business experience for at least the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that they should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the shareholders as a whole. Further, each nominee has demonstrated business acumen as well as a commitment of service to our Board.
The Board recommends a vote “FOR” each of the following nominees:
Name and Age	Principal Occupation During the Past Five Years	Director Since
Class I Directors to be elected by holders of Class A Common Stock:
Roy F. Coppedge III, 74
Senior Advisor, BV Investment Partners (formerly Boston Ventures Management) from 2012 to 2017. From 1983 to 2012, Mr. Coppedge was Managing Director of BV Investment Partners.
We believe that Mr. Coppedge’s qualifications to sit on our Board include his more than twenty-five years in the private equity investment industry, primarily at a firm that
June 2013

Name and Age	Principal Occupation During the Past Five Years	Director Since
has made investments in seventy-eight private companies that have operated in the specific industries: media, communications, broadcasting, entertainment, and information and business services.
Michael J. Bergner, 63
President and Founder, Bergner & Co. from 1991 to present. From 1987 to 1991, Mr. Bergner was an Associate at Laure Media Brokers.
We believe that Mr. Bergner’s qualifications to sit on our Board include his more than thirty-four years of professional service in the media brokerage industry, including his thirty years as President and Founder of Bergner & Co., a leading media brokerage firm in the U.S. specializing in radio, with additional expertise in TV, towers, print and digital.
May 2021
Class II Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Edward K. Christian, 77
President, CEO and Chairman of Saga Communications, Inc. and its predecessor since 1986.
We believe that Mr. Christian’s qualifications to sit on our Board include his more than fifty years of professional service in the broadcast industry, including his more than thirty-five years as our founder and our Chairman, CEO, and President.
March 1992
Gary G. Stevens, 82
Managing Director, Gary Stevens & Co. (a media broker) since 1988. From 1977 to 1985, Mr. Stevens was Chief Executive Officer of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.
We believe that Mr. Stevens’ qualifications to sit on our Board include his more than fifty years in the broadcast industry, including eight as chief executive officer of a major broadcast group. In addition, his experience as a managing director of an investment firm and his knowledge of capital and finance are of significant value to the Company.
July 1995
Clarke R. Brown, Jr., 81
Retired; President of Jefferson-Pilot Communications Company from 1991 to June 2005.
We believe that Mr. Brown’s qualifications to sit on our Board include his thirty-eight years in the broadcast industry, including fourteen years as President of the radio division of a then-public company.
July 2004
Warren S. Lada, 67	Retired; Chief Operating Officer of the Company from March 2016 to June 30, 2018. Mr. Lada began his broadcast career in 1976 and served in various capacities for several broadcast companies before joining Saga in 1991. He initially served as General Manager of WAQY, Rock 102 in Springfield, MA and Regional Vice President	May 2018

Name and Age	Principal Occupation During the Past Five Years	Director Since

for Saga Communications of New England. Mr. Lada held several positions during his twenty-seven years with the Company.
We believe that Mr. Lada’s qualifications to sit on our Board include his twenty-seven years in the broadcast industry working for Saga, including over two years as Chief Operating Officer of the Company.

Timothy J. Clarke, 77
President and Owner, Clarke Company from 1987 to present. Mr. Clarke is also the Chairman of Gulfside Bank, a full service community bank in Sarasota, Florida.
We believe that Mr. Clarke’s qualifications to sit on our Board include his more than twenty-five years in the advertising and public relations industry, including twenty as president of a full service advertising and public relations agency servicing markets that included radio and television, as well as his involvement in the startup and management of three community banks.
December 2013
Marcia K. Lobaito, 73	Ms. Lobaito was the Director of Business Affairs and Corporate Secretary since our inception in 1986, Vice President from 1996 to 2005 and Senior Vice President from 2005 to 2020. Effective March 13, 2020, Ms. Lobaito retired from Senior Vice President and Director of Business Affairs. At our request, Ms. Lobaito continues to serve as Corporate Secretary.	September 2021
CORPORATE GOVERNANCE
We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are conducted under the direction of our Board. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations — Corporate Governance” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
We are a “controlled company” under NASDAQ’s corporate governance listing requirements because more than 50% of the combined voting power of our Common Stock (Class A and Class B shares) is held by Mr. Christian, our President, CEO, and Chairman. Mr. Christian owns approximately 65% of the combined voting power of our Class A and Class B Common Stock with respect to those matters on which Class B Common Stock is entitled to ten votes per share. As such, we are not required: (i) to have a majority of our directors be “independent,” (ii) to have the compensation of our CEO determined or recommended to a board of directors by a compensation committee comprised of independent directors or by a majority of the independent directors on such board of directors, or (iii) to have director nominations either selected, or recommended for the board of directors’ selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Although not required, we have, as disclosed below, adhered to (i) and (ii) above.

Board of Directors
Director Independence
Our Board has determined that Mr. Bergner, Mr. Brown, Mr. Clarke, Mr. Coppedge, Mr. Lada, and Mr. Stevens are “independent” directors within the meaning of NASDAQ’s listing requirements and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Prior to the election of directors, and following the election of directors at the Annual Meeting, independent directors constituted, and will constitute, respectively, a majority of the Board.
Board Meetings; Lead Director
Our Board held a total of five meetings during 2021. Each incumbent director attended at least 75% of the total number of meetings of the Board and any committees of the Board on which he served during 2021. Although not required, two of our directors attended the 2021 Annual Meeting of Shareholders. Messr. Christian attended via online remote communication, and Messr. Lada attended in person. The Board has designated the longest serving independent member of the Board, Mr. Stevens, as the Lead Director to preside at regularly scheduled non-management executive sessions of the Board.
Communications with the Board
Shareholders and interested parties may communicate with the Board or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attention: Lead Director (or any individual director or directors). The CFO or the Corporate Secretary will receive the correspondence and forward it to the Lead Director or to the individual director or directors to whom the communication is directed. The CFO and the Corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the Lead Director or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to redirect such communication to the appropriate department. For example, shareholder requests for materials or information will be redirected to investor relations personnel.
Corporate Governance Guidelines
Our Corporate Governance Guidelines, along with certain charters of the Board’s committees, provide the framework under which we are governed. The Corporate Governance Guidelines address the functions and responsibilities of our Board and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Corporate Governance Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ’s listing requirements. Our Corporate Governance Guidelines address, among other things:
•
director qualification and independence standards;

•
the duties and responsibilities of the Board and management;

•
regular meetings of the independent directors;

•
how persons are nominated by the Board for election as directors;

•
limitations on each Board member’s service on boards of other public companies;

•
the principles for determining director compensation;

•
the organization and basic function of Board committees;

•
the annual compensation review of the CEO and other executive officers;

•
the Board’s responsibility for maintaining a management succession plan;

•
director access to senior management and the ability of the Board and its committees to engage independent advisors; and

•
the annual evaluation of the performance of the Board and its committees.

Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including the CEO, CFO, and Corporate Controller. The Code of Business Conduct and Ethics addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies, and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code of Business Conduct and Ethics applying to, as well as any waivers granted to, the CEO, CFO, Corporate Controller or person performing similar functions relating to the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be disclosed on our website.
Board Committees and their Functions
Our Board has a Finance and Audit Committee and a Compensation Committee. The charters of the Finance and Audit Committee and the Compensation Committee are available on our website.
Finance and Audit Committee
The members of the Finance and Audit Committee currently consist of Messrs. Bergner, Clarke and Lada. Mr. Clarke is the Chairman of the Finance and Audit Committee. The Board designated Mr. Clarke as an “audit committee financial expert” as that term is defined in the SEC rules. The Board has determined that all members of the Finance and Audit Committee are independent under the rules of the SEC and under NASDAQ’s listing requirements.
The Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by it; for overseeing our financial reporting process, accounting principles, the integrity of our financial statements, and our system of internal accounting controls; and for overseeing our internal audit function. The Finance and Audit Committee is also responsible for overseeing our legal and regulatory compliance and ethics programs. The Finance and Audit Committee operates under a written charter. The Finance and Audit Committee held four meetings in 2021. See “Finance and Audit Committee Report” below.
Compensation Committee
The Compensation Committee consists of Messrs. Brown, Coppedge and Stevens, each of whom is independent under NASDAQ’s listing requirements. Mr. Stevens is the Chairman of the Compensation Committee. The Compensation Committee is responsible for making a recommendation of the compensation of the CEO without management present, with such recommendation then presented to the Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Compensation Committee, the Compensation Committee then makes a recommendation to the Board, and the Board decides the compensation to be paid to such executive officers. The Compensation Committee also reviews director compensation and makes recommendations to the Board for the Board’s approval with respect to such review.
The Compensation Committee is also responsible for administering our stock plans, our Second Amended and Restated 2005 Incentive Compensation Plan, as amended (“2005 Incentive Compensation Plan”), and the Chief Executive Officer Annual Incentive Plan, as amended (“CEO Plan”), except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. The Compensation Committee operates pursuant to a written charter. The Compensation Committee held seven meetings in 2021. See “Compensation Committee Report” below.
Under its charter, the Compensation Committee has the authority to retain and terminate any independent legal, financial, or other advisers it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. This authority includes the authority to retain and terminate any compensation consultant used to assist in evaluation of director,

CEO, or executive officer compensation. Under the charter, the Company is required to provide the Compensation Committee with sufficient funding to exercise its authority.
Director Nomination Process
The Board does not have a nominating committee. Rather, due to the size of the Board and the Board’s desire to be involved in the nomination process, the Board as a whole identifies and evaluates each candidate for director, and recommends a slate of director nominees to the shareholders for election at each annual meeting of shareholders. Shareholders may recommend nominees for election as directors by writing to the Corporate Secretary.
Criteria and Diversity
In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board considers the following qualifications: relevant management and/or industry experience; high personal and professional ethics, integrity and values; a commitment to representing the long-term interests of our shareholders as a whole rather than special interest groups or constituencies; independence pursuant to NASDAQ’s guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his or her company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not selected or discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation, or any other basis proscribed by law.
Identifying Director Nominees; Consideration of Nominees of the Shareholders
While the Board does not have a charter detailing the director nomination process, the Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director which may come to the Board’s attention through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year.
At a meeting of the Board on September 28, 2021, the Board adopted a resolution pursuant to Section 3.02 of our bylaws that increased the number of directors from seven to eight. At the same time, the Board appointed Ms. Lobaito as director to fill the newly created vacancy following her presentation for consideration as a nominee for director by the CEO of the Company.
The Board will consider candidates recommended by shareholders when the nominations are properly submitted. The deadlines and procedures for shareholder submissions of director nominees are described below under “Shareholder Proposals and Director Nominations for Annual Meetings.” Following verification of the shareholder status of persons recommending candidates, the Board makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Board.

Board Leadership Structure
The Board believes that the Company’s CEO is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Chairman/CEO is totally immersed in the Company’s day-to-day operations and is in the best position to bring his ideas to the independent directors. The independent directors can then use their collective experience, oversight, and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the combined role of Chairman and CEO promotes the best interests of the Company and makes the best use of the expertise of the Chairman/CEO and his unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman/CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed Chairman and independent oversight. In connection with this, the Company’s Corporate Governance Guidelines provide that the independent directors shall meet at least annually in executive session without management or non-independent directors present and that the longest serving independent member of the Board is designated as the “Lead Director” and will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Lead Director. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that shareholders wishing to contact the Board may address their correspondence to the Lead Director (or any individual director).
The Board’s Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity, and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee’s charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the Board.
FINANCE AND AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
Our management is responsible for the preparation, presentation, and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Finance and Audit Committee’s responsibility is generally to monitor and oversee these processes.
In performing its oversight function, the Finance and Audit Committee:
•
Met to review and discuss our audited financial statements for the year ended December 31, 2021 with our management and our independent auditors;

•
Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Finance and Audit Committee concerning independence, and discussed the independent auditors’ independence with them.

While the Finance and Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Finance and Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting its audits.
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Finance and Audit Committee referred to above and in its charter, the Finance and Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Finance and Audit Committee
Timothy J. Clarke (Chair), Michael J. Bergner, and Warren S. Lada

PROPOSAL 2 — TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the Finance and Audit Committee’s charter, each year the Finance and Audit Committee appoints the Company’s independent auditor after considering, among other things, the independent auditor’s independence, its services, and its fees for audit and non-audit services. After considering these matters, the Finance and Audit Committee appointed UHY to be our independent registered public accounting firm for the fiscal year ended December 31, 2022.
The Board is asking the shareholders to ratify the appointment of UHY. The holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with the Florida Business Corporation Act, the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although shareholder ratification of the appointment is not required, if the shareholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2023.
The Finance and Audit Committee and the Company’s Board believe that the retention of UHY as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders. Representatives of UHY are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of shareholders.
Fees Paid to UHY LLP
The following table presents the fees paid by us for professional services rendered by our current independent registered public accounting firm, UHY LLP, for the fiscal years ended December 31, 2021 and 2020.
Fee Category	2021 Fees	2020 Fees
Audit fees	$278,151	$280,000
Audit-related fees	$15,000	$15,000
Tax fees	$39,935	$44,694
All other fees	$—	$—
Total fees	$333,086	$339,694
Audit Fees
Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls, and reviews of the interim consolidated financial statements included in quarterly reports.
Audit-Related Fees
Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.
Tax Fees
Tax fees were for professional services for federal, state and local tax compliance for the Company’s income tax returns and benefit plans.
Policy for Pre-Approval of Audit and Non-Audit Services
The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Finance and Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Finance and Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Finance and Audit Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Finance and Audit Committee at its next scheduled meeting.
The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Finance and Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.
The Board recommends a vote “FOR” ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

COMPENSATION OVERVIEW
This Compensation Overview outlines our compensation objectives and policies for our executive officers. It explains how we make executive compensation decisions, the data we use, and the reasoning behind the decisions that we make.
Following the Compensation Overview are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.
These tables and narratives assist us in communicating our compensation plans to our shareholders.
Administration and Oversight
The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. In 2021, the Committee was responsible for recommending to the Board the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, and the Committee then made a recommendation to the Board. The Board decides the compensation of all of the Company’s executive officers; however, bonuses and performance criteria with respect to the CEO under the CEO Plan are determined by the Committee. The Committee is also responsible for administering the 2005 Incentive Compensation Plan and the CEO Plan.
Executive Compensation Objectives and Policies
The Committee believes that in order to maximize shareholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the shareholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of our Company, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past. In December 2019, we awarded our named executive officers 51,548 shares of restricted stock (which amount included 7,227 Class A Common Restricted Stock and 44,321 Class B Common Restricted Stock). In 2020, no restricted stock or options were granted to any named executive officers. In 2021, we awarded our named executive officers 51,541 shares of restricted stock (which amount included 11,565 shares of Class A Common Restricted Stock and 39,976 shares of Class B Common Restricted Stock).
We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. To that end, the Committee reviews the proxy statements of other public companies in the same industry to see if the compensation of our executive officers is generally in line with other companies in our industry, and with respect to the executive officers other than the CEO, the Committee also gives weight to the recommendations of the CEO. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. Other public companies that the Committee has looked at in past years for comparison include: Beasley Broadcast Group, Inc.; CC Media Holdings, Inc.; Cumulus Media Inc.; Emmis Communications Corporation; Audacy, Inc.; Entravision Communications Corporation; Urban One, Inc.; Salem Media Group, Inc.; Townsquare Media, Inc.; Sirius XM Holdings Inc.; and Spanish Broadcasting System, Inc.
The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.
We have certain rights with regard to the adjustment or recovery of certain incentive-based compensation awards or payments granted or made after September 6, 2013 if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.
Consideration of 2020’s “Say On Pay” Vote
Our shareholders are currently provided an advisory vote on the compensation of our named executive officers every three years. Following our Annual Meeting of Shareholders in May 2020, the Committee reviewed the results of the shareholder advisory vote on executive compensation that was held at the meeting with respect to the 2019 compensation of the named executive officers (“2020 Say On Pay”). More than 84% of the votes cast (excluding broker non-votes) were voted in support of the compensation of our named executive officers set forth in the Compensation Overview, the Summary Compensation Table and the related compensation tables and narratives in the 2020 proxy statement. After considering the results of the 2020 Say On Pay vote, which indicated that our shareholders overwhelmingly approved of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Overview, the Committee was encouraged to continue its practices in determining executive compensation.
Compensation Components
The key components of our executive compensation program generally consist of a base salary and a cash bonus and participation in our performance-based 2005 Incentive Compensation Plan (pursuant to which stock options, restricted stock, and restricted stock units may be awarded). In addition, the Company also has a 401(k) Plan and a deferred compensation plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. As noted above, however, in 2020, there were no awards of stock options and/or restricted stock, while in 2019 and 2021 awards of restricted stock were made. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to our employment agreement with Mr. Christian, our CEO, we provide for severance following a sale or change-in-control. Our other executive officers also receive severance in connection with a change-in-control.
Base Salary
On January 25, 2022, we entered into a third amendment (the “2022 Amendment”) to the employment agreement with our CEO dated June 1, 2011 (the “2011 employment agreement”), which had previously been amended on February 12, 2016 (the “2016 amendment”) and on February 26, 2019 (the “2019 amendment”). The 2011 employment agreement, as amended by the 2016 amendment, the 2019 amendment and the 2022 amendment, is referred to herein as the “amended 2011 employment agreement”. The terms and conditions of the amended 2011 employment agreement are disclosed below under “Compensation of Executive Officers — Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee entered into the 2022 amendment rather than waiting until closer to the expiration of the CEO’s 2011 employment agreement, as amended by the 2016 amendment and the 2019 amendment, in order to make certain changes to the 2011 employment agreement pursuant to Section 409A of the Internal Revenue Code, and in order to provide stability to the Company, assurance to the marketplace, and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. Under the 2011 employment agreement, beginning on June 1, 2012, on each anniversary of the 2011 employment agreement (the “anniversary date”), the Committee determined, in its discretion, the amount of any increase to the CEO’s then existing annual salary provided that such increase would not be less than the greater of 3% or the cost of living increase based on the consumer price index. Upon the parties entering into the 2016 amendment, this term was modified so that, on each anniversary date, the Committee is to determine, in its discretion, the amount of any increase to the CEO’s then existing annual salary provided that such increase shall not be less than the greater of 4% or the cost of living increase based on the consumer price index. Effective June 1, 2019, the Committee increased the CEO’s 2019 base salary by 4% to $1,133,449. Effective June 1, 2020, the Committee increased the CEO’s 2020 base salary by 4% to $1,178,787. Effective June 1, 2021, the Committee increased the CEO’s 2021 base salary by 4% to $1,225,939.
On October 22, 2021, following Board approval, the salaries for Mr. Bush and Mr. Forgy were increased to $365,000 and $300,000, respectively. Based on the recommendation of the CEO, the Compensation Committee recommended to the Board that base salaries for the other named executive officers remain flat in 2019 and 2020, and the Board agreed with the recommendation. On April 23, 2018, following Board approval, Mr. Bush’s base salary was increased to $350,000. On May 28, 2018, Mr. Forgy assumed his position as Senior Vice President / Operations at a base salary of $285,000. See “Compensation of Executive Officers — 2021 CEO and Executive Officer Compensation” below.
Bonuses
The Company entered into the CEO Plan effective as of January 1, 2000, which was approved by shareholders at the 2000 Annual Meeting of Shareholders and re-approved by shareholders at the 2005, 2010, 2015, and 2020 Annual Meetings of Shareholders. The CEO’s amended 2011 employment agreement provides that the CEO shall have the opportunity to earn an annual performance bonus pursuant to the terms of the CEO Plan and is also eligible for a bonus determined in the discretion of the Committee. Among other reasons, the use of performance driven requirements were designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) of the Code, which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the top five named executive officers in the 2021 Summary Compensation Table. Comprehensive federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (H.R. 1), which was signed into law on December 22, 2017 (the “Act”), eliminated the performance-based compensation exception to the $1 million limitation, beginning January 1, 2018. The Act, however, provided a transition rule with respect to performance based remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date, such as the CEO Plan. Under the CEO Plan, within ninety days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The bonus opportunity for the CEO is based on the achievement of one or more performance objectives in alignment with our business strategies, and, if realized, provides for a total compensation generally in line with the total compensation paid to other CEOs in our peer group.
In March 2021, the Committee approved a broadcast cash flow (“BCF”) goal for the CEO with seven different BCF targets of $25 million, $26 million, $37 million, $28 million, $29 million, $30 million and $31 million, allowing for a possible award of $700,000, $750,000, $800,000, $850,000, $900,000, $950,000 and $1,000,000, respectively, payable in cash and/or restricted stock if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2021, the established BCF goals would be adjusted. The established BCF goals would be reduced by the budgeted BCF for the broadcast assets sold during fiscal year 2021 on a pro-rata basis. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2021 would be added to adjust the BCF goals. See “Grants of Plan-Based Awards.” For fiscal year 2021, the Committee determined that the CEO achieved the $30 million target under the BCF performance goal and awarded the CEO an aggregate cash bonus of $950,000. The BCF target levels are selected to reward improvements in BCF. It is believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve.
The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. Based on his subjective review of the 2021 performance of the executive officers, he recommended that 2021 cash bonuses be awarded in the amount of $35,000 each for Mr. Forgy, and Mr. Bush, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed.
Long Term Incentives
In 2005, we engaged Towers Watson (then Towers Perrin) to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request,

and Towers Watson did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate, and retain our executive officers. Based on Towers Watson’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to shareholder approval. Shareholders approved this Plan at the 2005 Annual Meeting of Shareholders, and re-approved it at the 2010 Annual Meeting of Shareholders, by written consent in 2013 and at the 2018 Annual Meeting of Shareholders.
In June 2008, the Committee determined that it would only award restricted stock pursuant to the 2005 Incentive Compensation Plan, since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. In March 2013, we engaged Towers Watson to again advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan. We awarded our named executive officers shares of restricted stock in each of 2013-2019, and in 2021. No restricted stock or options were granted to our named executive officers in 2020 because of the uncertainty of the COVID-19 pandemic and the related impact to the economy. In recent years, the restricted stock has been granted with pro-rata vesting at the end of each of the ensuing three years from the date of grant. All such awards of restricted stock, however, shall vest if the named executive officer is an employee upon the occurrence or deemed occurrence of a change-in-control. Under the terms of the 2005 Incentive Compensation Plan and the form of restricted stock grant agreement, each officer must retain 50% of the net award of restricted stock until such time as the officer is no longer an employee of the Company.
The CEO’s awards of stock options and restricted stock relate to Class B Common Stock and the other executive officers awards of stock options and/or restricted stock relate to Class A Common Stock. Only Mr. Christian or an affiliate of Mr. Christian holds Class B Common Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity, or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.
401(k) Plan
Our 401(k) Plan is available to substantially all of our full-time employees, including our executive officers. Under the 401(k) Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also have made discretionary matching contributions to all participants’ accounts, up to a maximum of $1,000 in previous years which was increased to a maximum of $1,200 for the 2021 match. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option. Discretionary matches were made for the 2019, 2020 and 2021 plan years. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interests with shareholders.
Deferred Compensation Plans
In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer up to 15% (but not less than $2,500) of their base salary, and up to 85% of any bonus, on a pre-tax basis, until their retirement or termination. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although we are not obligated to reserve funds to pay deferred amounts or, if we do so, to invest the reserves in any particular manner. We may, in our discretion, purchase policies of life insurance on the lives of the participants to assist us in paying the deferred compensation under the plans. The retirement or termination benefit to be paid by us to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. We have created grantor trusts to assist us in meeting our obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless we become insolvent, in which case the assets are available to our creditors.
Health Plans and Perquisites
We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan and a long term care plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, the CEO receives personal use of our private airplane, personal tax consulting and tax return preparation fees, and country club dues. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under the amended 2011 employment agreement, if the CEO’s employment is terminated for any reason, other than “for cause,” we have agreed to continue to provide health insurance and medical reimbursement commensurate with all health insurance and medical reimbursement programs that are maintained by us for current employees to the CEO and his spouse, and to maintain in force all existing life insurance policies for a period of ten years.
Severance Arrangements
As discussed in more detail in the section below entitled “Compensation of Executive Officers-Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” the CEO’s amended 2011 employment agreement has change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.
Our CEO’s amended 2011 employment agreement provides that following a change-in-control of the Company, the CEO shall have the right to terminate his employment. Further, upon such change-in-control, he will be paid an amount equal to 2.99 times the average of his total annual salary and bonus for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable tax liabilities related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”
With respect to the other executive officers, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during the 2021 fiscal year included Mr. Stevens (Chairman), Mr. Brown and Mr. Coppedge. No member of this Committee was at any time during the 2021 fiscal year or at any other time an officer or employee of the Company, and no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during the 2021 fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS
The following table sets forth the total compensation awarded to, earned by, or paid during 2021, 2020, and 2019 to our CEO and the two most highly compensated executive officers other than the CEO as of December 31, 2021 whose total compensation for 2021 exceeded $100,000:
2021 Summary Compensation Table
Name and Principal Position	Year	Salary(1) $	Bonus(1) $		Stock Awards(3) $	Option Awards(4) $	Non- Equity Incentive Plan Comp $	All Other Compensation(5) $	Total Compensation $
Edward K. Christian President and CEO	2021	$1,206,716	$	—(2)	$919,448	$—	$950,000(2)	$133,584	$3,209,748
	2020	$1,158,734	$	—(2)	$—	$—	$700,000(2)	$177,121	$2,035,855
	2019	$1,114,168	$	—(2)	$1,382,815	$—	$700,000(2)	$180,650	$3,377,633
Samuel D. Bush, Senior Vice President and CFO	2021	$352,884		$35,000	$146,004	$—	$—	$28,396	$562,284
	2020	$350,000		$35,000	$—	$—	$—	$26,085	$411,085
	2019	$350,000		$35,000	$139,994	$—	$—	$29,197	$554,191
Christopher S. Forgy, Senior Vice President – Operations	2021	$287,884		$35,000	$119,991	$—	$—	$21,388	$464,263
	2020	$285,000		$35,000	$—	$—	$—	$18,333	$338,333
	2019	$285,000		$35,000	$85,488	$—	$—	$18,517	$424,005

(1)
Includes amounts deferred under the Company’s 401(k) Plan, the 2005 deferred compensation plan, and the CEO’s amended 2011 employment agreement.

(2)
The bonus awarded to Mr. Christian in 2021 was based on his having satisfied the BCF performance goals. The amount of such bonus is disclosed under the column entitled “Non-Equity Incentive Plan Comp.” The bonus awarded to Mr. Christian in 2020 was a discretionary bonus granted due to the significant achievements of the Company under the leadership of Mr. Christian during 2020 including increasing the Company’s cash balance by over $7,000,000 while reducing station operating expenses by over $11,000,000 and reducing capital expenditures by $3.4 million in comparison to 2019 year-end, during a year when revenue was materially impacted by disruptions to business and service providers. The bonus awarded to Mr. Christian in 2019 was based on his having satisfied the BCF performance goals established under the CEO Plan. The amount of such bonus is disclosed under the column entitled “Non-Equity Incentive Plan Comp.”

(3)
Includes the value of restricted stock awarded on December 10, 2021, and December 11, 2019, respectively. See “Long Term Incentives” under “Compensation Overview” above. No restricted stock was granted in 2020. Refer to Note 7, “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2021, for the relevant assumptions used to determine the valuation of the stock awards.

(4)
No options were awarded in 2021, 2020, or 2019.

(5)
With respect to Mr. Christian, perquisites include personal use of Company provided automobile, country club dues, medical expense reimbursement, participation in an executive medical plan, personal tax consulting and tax return preparation fees, and personal use of a private airplane in 2021, 2020, and 2019. In 2021, 2020, and 2019, the personal use of the private airplane for Mr. Christian was in the amounts of $31,725, $65,126, and $69,935, respectively (computed using the actual invoice cost incurred by the Company). In 2021, 2020, and 2019, Mr. Bush and Mr. Forgy received perquisites for personal use of Company provided automobile, housing accommodation and medical expense reimbursements. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in each of 2021, 2020, and 2019, the Company paid life insurance (including split dollar) premiums for Mr. Christian and Mr. Bush in the amounts of $50,000, and $10,000, respectively. In 2021, 2020 and 2019, the Company paid long-term care insurance premiums for Mr. Forgy in the amounts of $250, $250 and $21, respectively. Under the 401(k) Plan, all of the matching funds in the amount of

$1,200, $1,000 and $1,000, respectively, were used to purchase 53, 44, and 32 shares of Class A Common Stock in 2021, 2020, and 2019, respectively, for Mr. Christian, Mr. Bush, and Mr. Forgy.
2021 CEO and Executive Officer Compensation
In 2021, our most highly compensated executive officer was Mr. Christian, Chairman, President, and CEO. Mr. Christian received a performance based bonus of $950,000 and a salary of $1,206,716 in 2021 that was determined based on his amended 2011 employment agreement. Mr. Christian earned the bonus of $950,000 for having satisfied certain 2021 BCF performance goals established by the Compensation Committee pursuant to the amended 2011 employment agreement and CEO Plan. Such bonus is designed to constitute “qualified, performance based compensation” under Section 162(m) of the Code. See “Base Salary” and “Bonuses” under “Compensation Overview” above.
Based on the CEO’s subjective review of the 2021 performance of the other executive officers, the CEO recommended that 2021 cash bonuses remain flat to those paid in 2020 for Mr. Bush, and Mr. Forgy, respectively, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. See “Base Salary” and “Bonuses” under “Compensation Overview” above.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information as of December 31, 2021 regarding unexercised options and restricted stock that has not vested for each named executive officer outstanding as of December 31, 2021:
Outstanding Equity Awards at Fiscal Year-End Table
	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Edward K. Christian
12/11/2019	—	—	$—	—	14,773	$357,211
12/10/2021	—	—	$—	—	39,976	$966,620
Samuel D. Bush
12/11/2019	—	—	$—	—	1,495	$36,149
12/10//2021	—	—	$—	—	6,348	$153,495
Christopher S. Forgy
12/11/2019	—	—	$—	—	913	$22,076
12/10/2021	—	—	$—	—	5,217	$126,147

(1)
Restricted stock awarded on December 11, 2019 vest in one-third increments on November 6, 2020, 2021, and 2022, if the officer is an employee on the applicable date. Restricted stock awarded on December 10, 2021 vest in one-third increments on November 6, 2022, 2023 and 2024. All such restricted stock, however, shall vest if the officer is an employee on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock, except that the restricted stock awarded to Mr. Christian comprises Class B Common Stock.

(2)
Based on $24.18 per share, which was the closing price of our Class A Common Stock on the NASDAQ on December 31, 2021 (the last business day of the fiscal year).

Employment Agreement and Potential Payments Upon Termination or Change-in-Control
CEO’s Employment Agreement
On January 25, 2022, we entered into a third amendment (the “2022 Amendment”) to the employment agreement with our CEO dated June 1, 2011 (the “2011 employment agreement”), which had previously been amended on February 12, 2016 (the “2016 amendment”) and on February 26, 2019 (the “2019 amendment”). The 2011 employment agreement, as amended by the 2016 amendment, the 2019 amendment and the 2022 amendment, is referred to herein as the “amended 2011 employment agreement”. The 2022 amendment extended Mr. Christian’s employment with the Company from March 31, 2025 to March 31, 2027 and made certain changes to the 2011 employment agreement to cause it to be compliant with Section 409A of the Internal Revenue Code. Pursuant to the amended 2011 employment agreement, we pay Mr. Christian a salary at the rate of $860,000 per year, adjusted as discussed in the next paragraph below. Mr. Christian is permitted to defer any or all of his annual salary. Additionally, the Company is authorized to pay for Mr. Christian’s tax preparation services on an annual basis, the amount of which will be subject to income tax as additional compensation.
Pursuant to the 2011 employment agreement, commencing on June 1, 2012, and each anniversary thereafter, the Compensation Committee was required to determine in its discretion the amount of any increase in Mr. Christian’s then existing annual salary; provided, however, that such increase would not be less than the greater of 3% or a cost of living increase based on the consumer price index. Pursuant to the 2016 amendment, however, the amended 2011 employment agreement now provides that such increase in Mr. Christian’s then existing salary shall not be less than the greater of 4% or a cost of living increase based on the consumer price index.
The amended 2011 employment agreement also provides that Mr. Christian is eligible for stock options as shall be approved by the Compensation Committee and bonuses in such amounts as shall be determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee in its discretion based on the performance of the Company and the accomplishments of objectives established by the Compensation Committee in consultation with Mr. Christian.
Under the amended 2011 employment agreement, Mr. Christian is eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) Plan, pension, and such other employment benefits as are maintained by the Company or its affiliates for other key employees performing services. During the term of the employment agreement, the Company is required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split dollar policy. The Company is also required to pay for Mr. Christian to participate in an executive medical plan and to maintain its existing medical reimbursement policy. Mr. Christian is also furnished with an automobile and other fringe benefits as have been afforded him in the past or as are consistent with his position. In addition, the Company has agreed to maintain an office for Mr. Christian in Sarasota County, Florida. The 2016 amendment increased the paid vacation time awarded to Mr. Christian on the anniversary date of the 2011 employment agreement from four weeks to six weeks of paid vacation.
The amended 2011 employment agreement terminates upon Mr. Christian’s death and can be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any eighteen month period. The amended 2011 employment agreement also provides for certain payments to Mr. Christian in the event of his death or disability. In the event of Mr. Christian’s death, his estate receives his then current base salary and any previously granted award under the 2005 Incentive Compensation Plan becomes immediately vested. In the event of disability, Mr. Christian receives the accrued portion of any salary and bonus, and severance pay equal to 100% of his then base salary for twenty-four months. In addition, after the date of termination in the event of disability, any previously granted award (whether in the form of unvested stock options or restricted stock) becomes immediately 100% vested to the extent permitted by law.
Under the amended 2011 employment agreement, by a majority vote of the independent directors, we can terminate the agreement for cause. “For cause” means conviction of a felony, willful misconduct, gross neglect of duty, material breach of fiduciary duty to the Company, or material breach of the employment agreement. The amended 2011 employment agreement also provides that upon a change-in-control,

Mr. Christian will be paid an amount equal to 2.99 times the average of his total annual salary and bonus for the three immediately preceding periods of twelve consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment under Code section 4999 and all federal and state tax liabilities. Mr. Christian has the right to terminate the agreement at any time following a change-in-control. The amended 2011 employment agreement also provides that to the extent that any payments would be subject to the excise tax imposed by Section 4999 and interest or penalties, Mr. Christian would be entitled to an additional payment to cover such excise tax, interest or penalties. A “change-in-control” is defined as (a) any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock; (b) any person or group becomes the beneficial owner of more than 30% of the combined voting power of the Company’s then outstanding securities; or (c) any person or group (other than Mr. Christian) acquires all or substantially all of the assets of the Company.
If Mr. Christian’s employment is terminated for any reason, including death or voluntary resignation, but not a “for cause” termination, we are required to continue to provide health insurance and medical reimbursement to Mr. Christian and his spouse and to maintain and enforce all existing life insurance policies for a period of ten years. The split dollar policy insuring Mr. Christian’s life will be transferred to his irrevocable trust and the Company will reimburse Mr. Christian for any tax consequences of that transfer, to the extent allowed by law.
The amended 2011 employment agreement also contains a covenant not to compete pursuant to which Mr. Christian agrees that if he voluntarily terminates his employment with the Company or is terminated for cause, for a three year period, he will not, directly or indirectly, own, manage, operate, control, or be employed by, any radio or television station the primary transmitter of which is located within sixty-five miles of the community license of a radio or television station (i) then operated by the Company or any of its subsidiaries, or (ii) then subject to a sale or purchase contract to which the Company or any subsidiary is a party.
Change-in-Control Agreements
As of December 28, 2007, Mr. Bush entered into change-in-control agreement. As of September 28, 2018, Mr. Forgy also entered into a change-in-control agreement. A change-in-control is defined in these agreements to mean the occurrence of: (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.
If there is a change-in-control, the Company shall pay a lump sum payment within forty-five days thereof of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change-in-control (other than the approval of a plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his or her pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability, or (d) breach of the agreement by the Company or the surviving entity, then the executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change-in-control, then the executive shall be paid the lump sum payment within forty-five days of such change-in-control. Termination for cause means: (a) willful dishonesty involving the

Company, excluding good faith expense account disputes; (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude; (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board which is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest, or similar policies; or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.
Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the 2005 Incentive Compensation Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the 2005 Incentive Compensation Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.
Under the Company’s 1999 and 2005 deferred compensation plans, in which Mr. Christian does not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

COMPENSATION OF DIRECTORS
Each director besides the Chairman/CEO receives an annual cash retainer of $34,000. Chairpersons of each committee who are not employees receive an additional annual cash retainer of $9,500. The Lead Director receives an additional annual cash retainer of $25,000. The retainers are paid quarterly. All directors who are not employees are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Such directors are required to achieve this guideline within five years of joining the Board, or in the case of such directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.
Directors may elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.
2021 Director Compensation Table
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Clarke R. Brown, Jr.	$34,000	$16,997	$—	$50,997
Timothy J. Clarke(3)	$43,500	$21,758	$—	$65,258
Roy F. Coppedge III	$34,000	$16,997	$—	$50,997
Michael J. Bergner	$21,857	$—	$—	$21,857
Gary G. Stevens(4)	$68,500	$34,247	$210(5)	$102,957
Warren S. Lada	$34,000	$16,997	$16,097(5)	$67,094
Marcia K. Lobaito(6)	$8,500	$7,797	$32,107(5)	$48,404
G. Dean Pearce(7)	$12,143	$—	$—	$12,143

(1)
The compensation of our Chief Executive Officer, Mr. Christian, has been omitted from this table because he received no special compensation for serving on our Board of Directors. Mr. Christian’s compensation is included in the Summary Compensation Table.

(2)
All stock awards comprise grants of Class A Common Restricted Stock which vest in one-third increments on November 6, 2022, 2023, and 2024, if the reporting person is a director on the applicable date. All such restricted stock, however, shall vest if the reporting person is a director on the occurrence or deemed occurrence of a change-in-control. Stock award values are calculated based on the closing price of our Class A Common Stock on the NASDAQ on December 10, 2021 ($23.00 per share).

(3)
Chairman of Finance and Audit Committee beginning after 2018 Annual Meeting of Shareholders.

(4)
Chairman of Compensation Committee, Lead Director.

(5)
With respect to Mr. Stevens includes the value of health insurance provided. With respect to Mr. Lada includes the value of health insurance provided and a housing accommodation. With respect to Ms. Lobaito includes compensation earned for her role as Corporate Secretary of the Company and the value of health insurance provided.

(6)
Ms. Lobaito was appointed to the Board on September 28, 2021.

(7)
Mr. Pearce served on our Board of Directors until May 2021.

Board Diversity Matrix (As of April 14, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity
Directors	1	6	0	1
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	1
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND MANAGEMENT
Policy
Pursuant to our written Corporate Governance Guidelines, the Finance and Audit Committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the Finance and Audit Committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually, and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.
Related Party Transactions
Effective September 1, 2017, Saga Quad States, our fully owned subsidiary, completed the acquisition from Apex Media Corporation, a South Carolina corporation (“AMC”), and Pearce Development, LLC f/k/a Apex Real Property, LLC, a South Carolina limited liability company (“ARP” and together with AMC, “Seller”), of substantially all of Seller’s assets related to the operation of certain radio and translator stations. The terms and closing conditions for the transaction are set forth in the Asset Purchase Agreement dated May 9, 2017 (the “Apex Agreement”) by and among Seller, Saga Quad States, and, solely in his role as guarantor under the Apex Agreement, G. Dean Pearce. This acquisition was previously disclosed in our Form 8-K filed on May 10, 2017. Mr. Pearce is President of AMC and ARP, and served on our Board of Directors from May 2017 until May 2021. In connection with this transaction, we received 500 hours of service from New Pointe Systems, a subsidiary of Pearce Development, and agreed to provide 1,000 thirty second spots of airtime to Pearce Development. In 2017, we used approximately 400 hours of service from New Pointe Systems, and used the remaining 100 hours in 2018. As of December 31, 2020, the obligations from this agreement have been fulfilled. During 2021, we paid approximately $4,200 of rent per month to Pearce Development for our Hilton Head studio and office space.
Effective June 19, 2019, the Company employed Eric Christian, son of Edward K. Christian, our President, CEO and Chairman, as the Company’s Director of Digital Strategies with an annual salary of $140,000. The Audit Committee approved the employment of Mr. Christian and in July 2020 approved his promotion to Vice President of Digital Strategies. For the 2019 fiscal year, Mr. Christian was paid an aggregate salary and bonus of $81,615, and participated in the Company’s employee benefits plans, which are generally available to all Company employees. For the 2020 fiscal year, Mr. Christian was paid an aggregate salary and bonus of $144,648, and participated in the Company’s employee benefits plans. As of July 6, 2020, Mr. Christian entered into a change-in-control agreement with the Company, on terms similar to those of other Company executive officers. For the 2021 fiscal year, Mr. Christian was paid an aggregate salary and bonus of $152,884 and participated in the Company’s employee benefits plans.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires certain of our officers, our directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2021, we believe that, except as set forth below, our officers and directors complied with all applicable reporting requirements for the year 2021.
A company insider must file an initial report on Form 3 with the SEC no later than ten days after becoming affiliated with a company. On May 10, 2021, Michael J. Bergner was elected to our Board of Directors and thereby became affiliated with the Company. The initial report on Form 3 for Mr. Bergner’s appointment as a director was filed on November 17, 2021. As such, the initial report on Form 3 for Mr. Bergner was not reported on a timely basis.

OTHER MATTERS
Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS
Shareholder proposals that are intended to be presented at our 2023 Annual Meeting of Shareholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 16, 2022, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Shareholder proposals which are not to be included in our proxy statement for the 2023 Annual Meeting of Shareholders and shareholder nominations of persons for election to the Board must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 9, 2023 (with respect to proposals) and February 8, 2023 (with respect to nominations). All proposals and nominations should be directed to the Corporate Secretary, and should be sent by certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2022 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented by a shareholder at the 2022 Annual Meeting of Shareholders.
EXPENSE OF SOLICITING PROXIES
All the expenses of preparing, assembling, printing, and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram, or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.
By Order of the Board of Directors
MARCIA LOBAITO
Secretary
Grosse Pointe Farms, Michigan
April 14, 2022

SAGA COMMUNICATIONS, INC. 73 KERCHEVAL AVE. GROSSE POINTE FARMS, MI 48236 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2022. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D75353-P68928 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SAGA COMMUNICATIONS, INC. The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. To elect directors for the ensuing year and until their successors are elected and qualified. For Withhold 1a. Michael J. Bergner 1b. Clarke R. Brown, Jr. 1c. Edward K. Christian 1d. Timothy J. Clarke 1e. Roy F. Coppedge III 1f. Warren S. Lada 1g. Marcia K. Lobaito 1h. Gary Stevens For Against Abstain 2. To ratify the appointment of UHY to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 9, 2022. The Proxy Statement and the 2021 Annual Report to Stockholders are available at www.proxyvote.com. D75354-P68928 Proxy — SAGA COMMUNICATIONS, INC. Annual Meeting of Stockholders – May 9, 2022 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Saga Communications, Inc. Class A Common Stock, $.01 par value, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, on May 9, 2022 at 10:00 a.m. Eastern Daylight Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 and “FOR” PROPOSAL 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be marked, dated and signed on the other side)